Exhibit 99.1

CrossAmerica Partners LP Reports First Quarter 2021 Results

-

Reported First Quarter 2021 Operating Loss of $0.9 million and Net Loss of $4.0 million compared to Operating Income of $77.4 million and Net Income of $72.1 million for the First Quarter 2020. During the First Quarter 2020, CrossAmerica recorded a gain on sale totaling $70.9 million, primarily driven by the sale of its 17.5% investment in CST Fuel Supply

-

Generated First Quarter 2021 Adjusted EBITDA of $20.7 million and Distributable Cash Flow of $15.8 million compared to First Quarter 2020 Adjusted EBITDA of $25.3 million and Distributable Cash Flow of $20.4 million

-	Reported First Quarter 2021 Gross Profit for the Wholesale Segment of $34.9 million compared to $35.1 million of Gross Profit for the First Quarter 2020
-

Distributed 291.8 million wholesale fuel gallons during the First Quarter 2021 at an average wholesale fuel margin per gallon of 7.3 cents compared to 220.6 million wholesale fuel gallons at an average wholesale fuel margin per gallon of 9.0 cents during the First Quarter 2020, an increase of 32% in gallons distributed and a decrease of 19% in margin per gallon

-	Reported First Quarter 2021 Gross Profit for the Retail Segment of $19.7 million compared to $2.0 million of Gross Profit for the First Quarter 2020
-	The Distribution Coverage Ratio was 1.23 times for the trailing twelve months ended March 31, 2021, as compared to 1.19 times for the trailing twelve months ended March 31, 2020
-	On April 29th, CrossAmerica announced a definitive agreement to acquire 106 convenience store locations from 7-Eleven, Inc.
-	The Board of Directors of CrossAmerica’s General Partner declared a quarterly distribution of $0.5250 per limited partner unit attributable to the First Quarter 2021

Allentown, PA May 10, 2021 – CrossAmerica Partners LP (NYSE: CAPL) (“CrossAmerica” or the “Partnership”), a leading wholesale fuels distributor, convenience store operator, and owner and lessor of real estate used in the retail distribution of motor fuels, today reported financial results for the first quarter ended March 31, 2021.

“Rising crude prices combined with typical seasonality effects impacted our first quarter results adversely. However, we are optimistic as the overall operating environment continues to recover from the impacts of the COVID pandemic,” said Charles Nifong, CEO and President of CrossAmerica. “We are also tremendously excited about our recently announced acquisition of assets from 7-Eleven. We are acquiring high quality assets at an attractive valuation and we expect the transaction, once closed, to be immediately accretive to our distributable cash flow per unit.”

First Quarter Results

Consolidated Results

CrossAmerica reported an Operating loss of $0.9 million and a Net loss of $4.0 million or a loss of $0.10 per diluted common unit for the first quarter 2021. For the same period in 2020, the Partnership reported Operating income of $77.4 million and Net income of $72.1 million or $2.00 per diluted common unit. During the first quarter 2020, both Operating and Net income benefited from $70.9 million in gains that were primarily related to CrossAmerica’s sale of its 17.5% investment in CST Fuel Supply as part of its exchange transaction with Circle K.

Adjusted EBITDA was $20.7 million for the first quarter 2021 compared to $25.3 million for the same period in 2020, representing a decrease of 18% (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Non-GAAP measures used in this release include EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. These Non-GAAP measures are further described and reconciled to their most directly comparable GAAP measures in the Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release.

Wholesale Segment

During the first quarter 2021, CrossAmerica’s Wholesale segment generated $34.9 million in gross profit compared to $35.1 million in gross profit for the first quarter 2020, representing a decline of 1%. The Partnership distributed, on a wholesale basis, 291.8 million gallons of motor fuel at an average wholesale gross profit of $0.073 per gallon, resulting in motor fuel gross profit of $21.3 million. For the three-month period ended March 31, 2020, CrossAmerica distributed, on a wholesale basis, 220.6 million gallons of fuel at an average wholesale gross profit of $0.090 per gallon, resulting in motor fuel gross profit of $19.9 million. The 7% increase in motor fuel gross profit was driven by a 32% increase in fuel volume distributed, offset by a 19% decrease in fuel margin per gallon. The main drivers of the volume increase were the asset exchanges with Circle K, the CST Fuel Supply Exchange and the acquisition of retail and wholesale assets, partially offset by the impact of the COVID-19 Pandemic. In addition, CrossAmerica benefited from higher terms discounts as a result of higher crude prices. These increases were partially offset by a decrease in overall dealer tank wagon (“DTW”) margins due to the movements in crude prices during the first quarter 2021 relative to the first quarter 2020. During the first quarter 2021, the daily spot price of West Texas Intermediate (“WTI”) crude oil rose from $48.35 per barrel on December 31, 2020 to $59.19 per barrel on March 31, 2021, an increase of 22%, which adversely impacted DTW priced gallons during the quarter. This compares to an overall decline in the first quarter 2020 of 66% with the daily spot price of WTI crude oil declining to $20.51 per barrel on March 31, 2020 from $61.14 per barrel on December 31, 2019, which positively impacted fuel margins.

The prices paid by the Partnership to its motor fuel suppliers for wholesale motor fuel (which affects the cost of sales) are highly correlated to the price of crude oil. The average daily spot price of West Texas Intermediate crude oil during the first quarter 2021 was $58.09 per barrel, a 28% increase, as compared to the average daily spot price of $45.34 per barrel during the same period in 2020.

CrossAmerica’s gross profit from Rent for the Wholesale segment was $12.5 million for the first quarter 2021 compared to $14.1 million for the first quarter 2020, representing a decrease of 12%. The decrease in rent was primarily driven by terminating leases at sites the Partnership previously leased to other parties but now operates itself as part of the acquisition of retail and wholesale assets, partially offset by the impact of the CST Fuel Supply Exchange.

Operating expenses increased $0.9 million or 10%, primarily as a result of a $0.2 million increase in environmental costs related to increased remediation reserves and increased costs in compliance testing and monitoring and a $0.7 million increase in insurance costs due to the increase in controlled sites as a result of the acquisitions. In addition, CrossAmerica incurred increases in management fees due to the acquisitions completed in 2020.

Operating income for the Wholesale segment was $24.9 million for the first quarter 2021 compared to $29.3 million for the same period in 2020, a decline of 15%. As discussed above, the year-over-year decrease was primarily driven by lower wholesale margin per gallon, the decrease in rent margin and the increase in operating expenses.

Retail Segment

For the first quarter 2021, the Retail segment reported motor fuel gross profit of $5.4 million. For the same period in 2020, CrossAmerica generated motor fuel gross profit of $0.4 million. The $5.0 million increase in motor fuel gross profit was attributable to a 171% increase in volume driven by the increase in company operated and commission sites as a result of the April 2020 acquisition of retail and wholesale assets and the March 2020 CST Fuel Supply Exchange, partially offset by the impact of the COVID-19 Pandemic. In addition, CrossAmerica realized a higher average fuel margin per gallon due to the increase in company operated sites relative to 2020.

CrossAmerica generated $10.4 million in gross profit from merchandise in the first quarter 2021. The Partnership did not have company operated sites during the first quarter 2020 and therefore had no gross profits from merchandise during the first quarter 2020. Gross profit from rent was $2.1 million for the first quarter 2021 compared to $1.6 million for the same period in 2020, reflecting an increase of 26%. The increase was due primarily to the rents from commission sites acquired in both the April 2020 acquisition of retail and wholesale assets and the March 2020 CST Fuel Supply Exchange.

Operating expenses were $19.4 million for the first quarter 2021 compared to $1.6 million for the first quarter 2020, with the increase attributable to the increased company operated and commission site count as a result of the April 2020 acquisition of retail and wholesale assets and the CST Fuel Supply Exchange. The average company operated site count increased from zero sites in the first quarter 2020 to 151 sites in the first quarter 2021.

Operating income for the Retail segment was $0.3 million for the first quarter 2021 compared to $0.4 million for the first quarter 2020, primarily as a result of changes in operations noted above.

Distributable Cash Flow and Distribution Coverage Ratio

Distributable Cash Flow was $15.8 million for the three-month period ended March 31, 2021, compared to $20.4 million for the same period in 2020. The 23% decrease in Distributable Cash Flow was primarily due to the declines in operating income in the Wholesale and Retail segments, partially offset by a decrease in cash interest. Distributable Cash Flow in the first quarter 2020 also benefited from a current tax benefit related primarily to bonus depreciation on eligible capital expenditures. The Distribution Coverage Ratio for the current quarter was 0.79 times compared to 1.08 times for the first quarter 2020. For the trailing twelve- month period ended March 31, 2021, the Distribution Coverage Ratio was 1.23 times compared to 1.19 times for the same period ended March 31, 2020 (see Supplemental Disclosure Regarding Non-GAAP Financial Measures section of this release).

Liquidity and Capital Resources

As of May 6, 2021, after taking into consideration debt covenant restrictions, approximately $122.6 million was available for future borrowings under the Partnership’s revolving credit facility. As of March 31, 2021, CrossAmerica had $526.1 million outstanding under its revolving credit facility. Leverage, as defined under CrossAmerica’s credit facility, was 4.54 times as of March 31, 2021.

Distributions

On April 22, 2021, the Board of the Directors of CrossAmerica’s General Partner (“Board”) declared a quarterly distribution of $0.5250 per limited partner unit attributable to the first quarter 2021. As previously announced, the distribution will be paid on May 11, 2021 to all unitholders of record as of May 4, 2021. The amount and timing of any future distributions is subject to the discretion of the Board as provided in CrossAmerica’s Partnership Agreement.

Definitive Agreement to Acquire 106 Convenience Store Locations from 7-Eleven, Inc.

CrossAmerica announced on April 29, 2021 that it has entered into a definitive agreement to acquire certain convenience store properties from 7-Eleven, Inc. (“7-Eleven”) for an aggregate cash purchase price of $263 million, subject to certain adjustments.

The 106 sites (90 fee;16 leased) to be acquired consist of company-operated sites that are being sold by 7-Eleven as part of a divestiture process in connection with its previously announced acquisition of the Speedway business from Marathon Petroleum Corporation (“Marathon”) and are located in the Mid-Atlantic and Northeast regions of the U.S. The vast majority of the sites are currently operating under the Speedway brand, and all sites will be rebranded in connection with the closing. A total of approximately 154 million gallons of motor fuel were sold at these locations during the twelve-month period ended December 31, 2020, in addition to aggregate merchandise sales of approximately $136 million during such period, in each case based on unaudited financial information provided to CrossAmerica.

The acquisition is subject to the consummation of 7-Eleven’s transaction with Marathon and Federal Trade Commission approval, as well as other customary closing conditions. CrossAmerica expects to close on its acquisition of these sites on a rolling basis, beginning approximately sixty to ninety days after the closing of 7-Eleven’s transaction with Marathon. The Partnership presently expects the acquisition to be immediately accretive to distributable cash flow to limited partners. CrossAmerica expects to finance the transaction through undrawn capacity under its existing revolving credit facility, cash on hand, and/or additional debt financing from other sources.

The terms of the transaction were unanimously approved by the board of directors of the general partner of CrossAmerica. Skadden, Arps, Slate, Meagher & Flom LLP is acting as legal counsel to CrossAmerica.

Divestment of Assets

For the three months ended March 31, 2021, CrossAmerica divested a total of three non-core properties and received $0.9 million in connection with these sales.

Conference Call

The Partnership will host a conference call on May 11, 2021 at 9:00 a.m. Eastern Time to discuss first quarter 2021 earnings results. The conference call numbers are 800-774-6070 or 630-691-2753 and the passcode for both is 7265208#. A live audio webcast of the conference call and the related earnings materials, including reconciliations of non-GAAP financial measures to GAAP financial measures and any other applicable disclosures, will be available on that same day on the investor section of the CrossAmerica website (www.crossamericapartners.com). A slide presentation for the conference call will also be available on the investor section of the Partnership’s website. To listen to the audio webcast, go to https://caplp.gcs-web.com/webcasts-presentations. After the live conference call, an archive of the webcast will be available on the investor section of the CrossAmerica website at https://caplp.gcs-web.com/webcasts-presentations within 24 hours after the call for a period of sixty days.

CROSSAMERICA PARTNERS LP

CONSOLIDATED BALANCE SHEETS

(Thousands of Dollars, except unit data)

	March 31,	December 31,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$954	$513
Accounts receivable, net of allowances of $344 and $429, respectively	31,001	28,519
Accounts receivable from related parties	935	931
Inventory	24,357	23,253
Assets held for sale	10,548	9,898
Other current assets	13,069	11,707
Total current assets	80,864	74,821
Property and equipment, net	561,762	570,856
Right-of-use assets, net	170,116	167,860
Intangible assets, net	88,340	92,912
Goodwill	88,764	88,764
Other assets	20,091	19,129
Total assets	$1,009,937	$1,014,342

LIABILITIES AND EQUITY
Current liabilities:
Current portion of debt and finance lease obligations	$2,677	$2,631
Current portion of operating lease obligations	32,977	31,958
Accounts payable	67,197	63,978
Accounts payable to related parties	5,855	5,379
Accrued expenses and other current liabilities	22,028	23,267
Motor fuel and sales taxes payable	20,594	19,735
Total current liabilities	151,328	146,948
Debt and finance lease obligations, less current portion	539,841	527,299
Operating lease obligations, less current portion	143,017	141,380
Deferred tax liabilities, net	15,189	15,022
Asset retirement obligations	41,590	41,450
Other long-term liabilities	31,566	32,575
Total liabilities	922,531	904,674

Commitments and contingencies

Equity:
Common units—37,874,868 and 37,868,046 units issued and outstanding at March 31, 2021 and December 31, 2020, respectively	87,614	112,124
Accumulated other comprehensive loss	(208)	(2,456)
Total equity	87,406	109,668
Total liabilities and equity	$1,009,937	$1,014,342

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF OPERATIONS

(Thousands of Dollars, Except Unit and Per Unit Amounts)

	Three Months Ended March 31,
	2021	2020
Operating revenues (a)	$657,284	$391,695
Costs of sales (b)	602,416	355,966
Gross profit	54,868	35,729

Income from CST Fuel Supply equity interests	—	3,202
Operating expenses:
Operating expenses (c)	29,403	10,723
General and administrative expenses	7,650	4,480
Depreciation, amortization and accretion expense	18,031	17,227
Total operating expenses	55,084	32,430
(Loss) gain on dispositions and lease terminations, net	(648)	70,931
Operating (loss) income	(864)	77,432
Other income, net	88	137
Interest expense	(3,497)	(5,540)
(Loss) income before income taxes	(4,273)	72,029
Income tax benefit	(306)	(32)
Net (loss) income	(3,967)	72,061
IDR distributions	—	(133)
Net (loss) income available to limited partners	$(3,967)	$71,928

Basic and diluted earnings per common unit	$(0.10)	$2.00

Weighted-average limited partner units:
Basic common units	37,869,259	35,994,972
Diluted common units (d)	37,891,130	35,995,933

Supplemental information:
(a) includes excise taxes of:	$43,705	$14,937
(a) includes rent income of:	20,472	22,688
(b) excludes depreciation, amortization and accretion
(b) includes rent expense of:	5,913	6,920
(c) includes rent expense of:	3,196	—
(d) Diluted common units were not used in the calculation of diluted earnings per common unit for the three months ended March 31, 2021 because to do so would have been antidilutive.

CROSSAMERICA PARTNERS LP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Thousands of Dollars)

	Three Months Ended March 31,
	2021	2020
Cash flows from operating activities:
Net (loss) income	$(3,967)	$72,061
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation, amortization and accretion expense	18,031	17,227
Amortization of deferred financing costs	260	261
Credit loss expense	31	91
Deferred income tax benefit	(590)	(136)
Equity-based employee and director compensation expense	368	31
Loss (gain) on dispositions and lease terminations, net	648	(70,931)
Changes in operating assets and liabilities, net of acquisitions	2,887	(810)
Net cash provided by operating activities	17,668	17,794

Cash flows from investing activities:
Principal payments received on notes receivable	47	87
Proceeds from Circle K in connection with CST Fuel Supply Exchange	—	15,935
Proceeds from sale of assets	931	5,032
Capital expenditures	(10,621)	(5,382)
Net cash (used in) provided by investing activities	(9,643)	15,672

Cash flows from financing activities:
Borrowings under the revolving credit facility	34,500	19,000
Repayments on the revolving credit facility	(21,539)	(26,500)
Payments of long-term debt and finance lease obligations	(633)	(595)
Distributions paid on distribution equivalent rights	(31)	(1)
Distributions paid to holders of the IDRs	—	(133)
Distributions paid on common units	(19,881)	(18,110)
Net cash used in financing activities	(7,584)	(26,339)
Net increase in cash and cash equivalents	441	7,127

Cash and cash equivalents at beginning of period	513	1,780
Cash and cash equivalents at end of period	$954	$8,907

Segment Results

Wholesale

The following table highlights the results of operations and certain operating metrics of the Wholesale segment (thousands of dollars, except for the number of distribution sites and per gallon amounts):

	Three Months Ended March 31,
	2021	2020
Gross profit:
Motor fuel–third party	$15,523	$13,040
Motor fuel–intersegment and related party	5,729	6,853
Motor fuel gross profit	21,252	19,893
Rent gross profit	12,493	14,129
Other revenues	1,134	1,115
Total gross profit	34,879	35,137
Income from CST Fuel Supply equity interests (a)	—	3,202
Operating expenses	(9,974)	(9,074)
Operating income	$24,905	$29,265
Motor fuel distribution sites (end of period): (b)
Motor fuel–third party
Independent dealers (c)	683	660
Lessee dealers (d)	648	708
Total motor fuel distribution–third party sites	1,331	1,368
Motor fuel–intersegment and related party
DMS (related party) (e)	—	55
Commission agents (Retail segment)	205	202
Company operated retail sites (Retail segment) (f)	151	—
Total motor fuel distribution–intersegment and related party sites	356	257
Motor fuel distribution sites (average during the period):
Motor fuel-third party distribution	1,338	1,074
Motor fuel-intersegment and related party distribution	356	232
Total motor fuel distribution sites	1,694	1,306
Volume of gallons distributed (in thousands)
Third party	213,708	177,497
Intersegment and related party	78,072	43,148
Total volume of gallons distributed	291,780	220,645

Wholesale margin per gallon	$0.073	$0.090

(a)	Represents income from CrossAmerica’s equity interest in CST Fuel Supply. The CST Fuel Supply Exchange closed on March 25, 2020.
(b)	In addition, as of March 31, 2021 and 2020, CrossAmerica distributed motor fuel to 13 sub-wholesalers who distributed to additional sites.
(c)

The increase in the independent dealer site count was primarily attributable to divestitures that resulted in 23 sites being converted to independent dealers, largely driven by CrossAmerica’s real estate rationalization effort.

(d)

The decrease in the lessee dealer site count was primarily attributable to the impacts of the retail and wholesale acquisition that resulted in the termination of 48 lessee dealer sites and the real estate rationalization effort, partially offset by the net 49 site increase from the asset exchanges with Circle K.

(e)	The decrease in the DMS site count was primarily attributable to the acquisition of retail and wholesale assets that resulted in the termination of 54 leases with DMS.
(f)	The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets.

Retail

The following table highlights the results of operations and certain operating metrics of the Retail segment (thousands of dollars, except for the number of retail sites, gallons sold per day and per gallon amounts):

	Three Months Ended March 31,
	2021	2020
Gross profit:
Motor fuel	$5,433	$405
Merchandise	10,364	—
Rent	2,066	1,639
Other revenue	1,859	—
Total gross profit	19,722	2,044
Operating expenses	(19,429)	(1,649)
Operating income	$293	$395

Retail sites (end of period):
Commission agents	205	202
Company operated retail sites (a)	151	—
Total system sites at the end of the period	356	202

Total system operating statistics:
Average retail fuel sites during the period	356	170
Motor fuel sales (gallons per site per day)	2,440	1,865
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.069	$0.014

Commission agents statistics:
Average retail fuel sites during the period	205	170
Motor fuel gross profit per gallon, net of credit card fees and commissions	$0.015	$0.014

Company operated retail site statistics:
Average retail fuel sites during the period	151	—
Motor fuel gross profit per gallon, net of credit card fees	$0.128	$—
Merchandise gross profit percentage, net of credit card fees	27.4%	n/a

(a)	The increase in the company operated site count was primarily attributable to the 154 company operated sites from the acquisition of retail and wholesale assets.

Supplemental Disclosure Regarding Non-GAAP Financial Measures

CrossAmerica uses the non-GAAP financial measures EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio. EBITDA represents net income available to the Partnership before deducting interest expense, income taxes, depreciation, amortization and accretion (which includes certain impairment charges). Adjusted EBITDA represents EBITDA as further adjusted to exclude equity-based employee and director compensation expense, gains or losses on dispositions and lease terminations, net, certain discrete acquisition related costs, such as legal and other professional fees and separation benefit costs and certain other discrete non-cash items arising from purchase accounting. Distributable Cash Flow represents Adjusted EBITDA less cash interest expense, sustaining capital expenditures and current income tax benefit or expense. The Distribution Coverage Ratio is computed by dividing Distributable Cash Flow by the weighted average diluted common units and then dividing that result by the distributions paid per limited partner unit.

EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are used as supplemental financial measures by management and by external users of the CrossAmerica financial statements, such as investors and lenders. EBITDA and Adjusted EBITDA are used to assess the financial performance without regard to financing methods, capital structure or income taxes and the ability to incur and service debt and to fund capital expenditures. In addition, Adjusted EBITDA is used to assess the operating performance of the CrossAmerica business on a consistent basis by excluding the impact of items which do not result directly from the wholesale distribution of motor fuel, the leasing of real property, or the day to day operations of the Partnership’s retail site activities. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio are also used to assess the ability to generate cash sufficient to make distributions to the Partnership’s unitholders.

CrossAmerica believes the presentation of EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio provides useful information to investors in assessing the financial condition and results of operations. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio should not be considered alternatives to net income or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio have important limitations as analytical tools because they exclude some but not all items that affect net income. Additionally, because EBITDA, Adjusted EBITDA, Distributable Cash Flow and Distribution Coverage Ratio may be defined differently by other companies in the industry, the Partnership’s definitions may not be comparable to similarly titled measures of other companies, thereby diminishing their utility.

The following table presents reconciliations of EBITDA, Adjusted EBITDA, and Distributable Cash Flow to net income, the most directly comparable U.S. GAAP financial measure, for each of the periods indicated (in thousands, except for per unit amounts):

	Three Months Ended March 31,
	2021	2020
Net income available to limited partners	$(3,967)	$71,928
Interest expense	3,497	5,540
Income tax benefit	(306)	(32)
Depreciation, amortization and accretion expense	18,031	17,227
EBITDA	17,255	94,663
Equity-based employee and director compensation expense	368	31
Loss (gain) on dispositions and lease terminations, net (a)	648	(70,931)
Acquisition-related costs (b)	2,394	1,521
Adjusted EBITDA	20,665	25,284
Cash interest expense	(3,236)	(5,279)
Sustaining capital expenditures (c)	(1,392)	(640)
Current income tax (expense) benefit (d)	(284)	1,074
Distributable Cash Flow	$15,753	$20,439
Weighted-average diluted common units	37,891	35,996
Distributions paid per limited partner unit (e)	$0.5250	$0.5250
Distribution Coverage Ratio (f)	0.79x	1.08x

(a)

During the three months ended March 31, 2020, CrossAmerica recorded a $67.6 million gain on the sale of its 17.5% investment in CST Fuel Supply. Also, during the three months ended March 31, 2020, CrossAmerica recorded a gain of $1.8 million related to the sale of five CAPL properties as part of the third asset exchange.

(b)

Relates to certain discrete acquisition related costs, such as legal and other professional fees, separation benefit costs and certain purchase accounting adjustments associated with recently acquired businesses.

(c)

Under the Partnership Agreement, sustaining capital expenditures are capital expenditures made to maintain CrossAmerica’s long-term operating income or operating capacity. Examples of sustaining capital expenditures are those made to maintain existing contract volumes, including payments to renew existing distribution contracts, or to maintain CrossAmerica’s sites in conditions suitable to lease, such as parking lot or roof replacement/renovation, or to replace equipment required to operate the existing business.

(d)	Consistent with prior divestitures, the current income tax benefit excludes income tax incurred on the sale of sites.
(e)

On April 22, 2021, the Board approved a quarterly distribution of $0.5250 per unit attributable to the first quarter of 2021. The distribution is payable on May 11, 2021 to all unitholders of record on May 4, 2021.

(f)

The distribution coverage ratio is computed by dividing Distributable Cash Flow by the weighted-average diluted common units and then dividing that result by the distributions paid per limited partner unit.

About CrossAmerica Partners LP

CrossAmerica Partners LP is a leading wholesale distributor of motor fuels, convenience store operator, and owner and lessee of real estate used in the retail distribution of motor fuels. Its general partner, CrossAmerica GP LLC, is indirectly owned and controlled by entities affiliated with Joseph V. Topper, Jr., the founder of CrossAmerica Partners and a member of the board of the general partner since 2012. Formed in 2012, CrossAmerica Partners LP is a distributor of branded and unbranded petroleum for motor vehicles in the United States and distributes fuel to approximately 1,700 locations and owns or leases approximately 1,100 sites. With a geographic footprint covering 34 states, the Partnership has well-established relationships with several major oil brands, including ExxonMobil, BP, Shell, Chevron, Sunoco, Valero, Gulf, Citgo, Marathon and Phillips 66. CrossAmerica Partners LP ranks as one of ExxonMobil’s largest distributors by fuel volume in the United States and in the top 10 for additional brands. For additional information, please visit www.crossamericapartners.com.

Contact

Investor Relations:      Randy Palmer, rpalmer@caplp.com or 210-742-8316

Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this release that state the Partnership’s or management’s expectations or predictions of the future are forward-looking statements. The words “believe,” “expect,” “should,” “intends,” “estimates,” “target” and other similar expressions identify forward-looking statements. It is important to note that actual results could differ materially from those projected in such forward-looking statements. For more information concerning factors that could cause actual results to differ from those expressed or forecasted, see CrossAmerica’s Form 10-K or Forms 10-Q filed with the Securities and Exchange Commission, and available on CrossAmerica’s website at www.crossamericapartners.com. The Partnership undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

Note to Non-United States Investors: This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Brokers and nominees should treat one hundred percent (100%) of CrossAmerica Partners LP’s distributions to non-U.S. investors as attributable to income that is effectively connected with a United States trade or business. Accordingly, CrossAmerica Partners LP’s distributions to non-U.S. investors are subject to federal income tax withholding at the highest applicable effective tax rate.